EXHIBIT 3.1

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

PURSUANT TO SECTION 245 OF THE
DELAWARE GENERAL CORPORATION LAW

     AMERICAN MANAGEMENT SYSTEMS, INCORPORATED, a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

     1.     The original Certificate of Incorporation of American Management Systems, Incorporated was filed with the Secretary of State on February 2, 1970.

     2.     A Restated Certificate of Incorporation of American Management Systems, Incorporated was filed with the Secretary of State on July 27, 1979.

     3.     This Second Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Second Restated Certificate of Incorporation.

     4.     This Second Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     5.     This Second Restated Certificate of Incorporation shall become effective upon its filing with the Secretary of the State of Delaware.

     6.     The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

     FIRST: The name of the Corporation is AMERICAN MANAGEMENT SYSTEMS, INCORPORATED.

     SECOND: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business of the Corporation and the objects or purposes proposed to be transacted, promoted or carried on by it in any part of the world, are to carry on any business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, including, but without limitation:

     To engage in and provide all types of business and professional consulting services in developing computer-based information and analysis for planning and management.

     To devise, formulate, contract for or conduct market, financial or business research, studies, surveys and tests; to create and utilize business systems, methods, controls, layouts and plans; to assemble and supply personnel and staff, all as required or deemed advisable for a solution of marketing, financial, business or management problems of any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, located in or organized under the laws of any authority in any part of the world, or to an improvement in function or to an increase in efficiency or profit of any of the foregoing, whether in relation to management, administration, maintenance, manufacture, production, display, inventory, marketing, sales, distribution or otherwise; and, generally, to furnish, render, perform and provide all kinds and types of professional assistance to business, financial and industrial organizations and governmental authorities not specifically prohibited by statute or law.

     To establish, maintain and furnish services related to the collection, processing, maintenance and retrieval of information, data, records and communications of all kinds, including the development, installation and operation of programs, procedures and equipment necessary to effect or carry out any of the foregoing.

     To prepare, develop and establish computer programming libraries and manuals of operation and maintenance; to establish training programs in computer and other technical fields; and to instruct and train operating and maintenance crews for computers, electronic and electro-mechanical systems and equipment.

     To research, develop, invent, design, engineer, manufacture, produce, process, extract, construct, erect, assemble, experiment with, alter, improve, remodel, equip, install, repair, maintain, manage, operate, purchase, lease, or otherwise acquire, hold, use, import, export, trade and deal in, distribute, mortgage, pledge, convey, sell or otherwise dispose of any computers, electronic systems, equipment, components, electrical and electro-mechanical apparatus, data processing equipment, cables, motors, meters, supplies, parts, appliances, tools, goods, wares, merchandise, commodities, articles of commerce, and any and all other contrivances or things whatsoever, producing, utilizing, related to or connected with any of the foregoing.

     To enter into any contracts, and to erect, buy, lease or otherwise acquire, own, maintain, operate, sell, exchange and otherwise dispose of any property, real or personal, tangible or intangible, relating to the foregoing.

     To do everything necessary, proper, advisable or convenient for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers herein set forth and to do every other act and thing incidental thereto or connected therewith, provided the same be not forbidden by the laws of the State of Delaware.

     FOURTH:

     Section 1. Authorized Shares. The total authorized capital stock of the Corporation shall be 104,000,000 shares, consisting of 4,000,000 shares of Preferred Stock, par value $.10 per share (herein called the “Preferred Stock”), and 100,000,000 shares of Common Stock, par value $0.01 per share (herein called the “Common Stock”).

     The designations, preferences, relative, participating, optional or other special rights, qualifications, limitations, restrictions, voting powers and privileges of each class of the Corporation’s capital stock shall be as follows:

     Section 2. Preferred Stock.

     (a)  Issuance in Series. The Preferred Stock may be issued in such one or more series as shall from time to time be created and authorized to be issued by the Board of Directors as hereinafter provided.

     (b)  Authority of the Board of Directors. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted providing for the issuance of Preferred Stock, to the extent not fixed by the provisions hereinafter set forth or otherwise provided by law, to determine that any series of the Preferred Stock shall be without voting powers and to fix and state the voting powers, full or limited, if any, the designations, powers, preferences and relative, participating, optional and other special rights, if any, of the shares of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the Board of Directors shall determine to make affirmative provisions:

     (i)  the number of shares to constitute such series and the distinctive name and serial designation thereof;

     (ii)  the annual dividend rate or rates and the date on which the first dividend on shares of such series shall be payable and all subsequent dividend payment dates;

     (iii)  whether dividends are to be cumulative or non-cumulative, the participating or other special rights, if any, with respect to the payment of dividends and the date from which dividends on all shares of such series issued prior to the record date for the first dividend shall be cumulative;

     (iv)  whether any series shall be subject to redemption and, if so, the manner of redemption and redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption for a sinking fund (which terms as used in this clause shall include any fund or provisions for the periodic purchase or retirement of shares), and a different redemption price or scale of redemption prices applicable to any other redemption;

     (v)  the amount or amounts of preferential or other payment to which any series is entitled over any other series or class or over the Common Stock on voluntary or involuntary liquidation, dissolution or winding up;

     (vi)  whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation thereof and the extent to which the charges therefor are to have priority over the payment of dividends on any other series or class of the Common Stock;

     (vii)  the terms, if any, upon which shares of such series shall be convertible into, or exchangeable for, or shall have rights to purchase or other privileges to acquire shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion, exchange, purchase or acquisition and the terms of adjustment, if any;

     (viii)  the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption, or other acquisition of the Common Stock or any other series or class or classes of stock of the Corporation ranking on a parity with or junior to the shares of such series either as to dividends or upon liquidation; and

     (ix)  the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation.

     (c)  Before the Corporation shall issue any shares of Preferred Stock of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the Board of Directors of the Corporation pursuant to the foregoing authority vested in said Board shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required such certificate shall be signed and acknowledged on behalf of the Corporation by the chairman or vice-chairman of the Board of Directors or the Corporation’s president or a vice-president and its corporate seal shall be affixed thereto and attested by its secretary or an assistant secretary and such certificate shall be filed and kept on file at the registered office of the Corporation in the State of Delaware and in such other place or places as the Board of Directors shall designate.

     (d)  Shares of any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, shall return to the status of authorized but unissued Preferred Stock of the same series unless otherwise provided in the resolution or resolutions of the Board of Directors. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issue thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and the filing of a certificate complying with the requirements referred to in subparagraph (d) above. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued Preferred Stock, undesignated as to series.

     Section 3. Voting Rights.

     (a)  Preferred Stock. In addition to the voting rights required by law and Restated Certificate of Incorporation, as the same may be amended from time to time, the holder of shares of any series of Preferred Stock shall be entitled to such voting rights, if any, as are provided by the resolution or resolutions of the Board of Directors creating the series of Preferred Stock of which such shares are a part.

     (b)  Common Stock. Except as required by law and this Restated Certificate of Incorporation, as the same may be amended from time to time, and except as provided by the resolution or resolutions of the Board of Directors creating or amending any series of Preferred Stock, the holders of Common Stock of the Corporation shall have the right to vote for the election of directors (other than for any director then permitted to be elected by the separate vote of classes or series of capital stock of the Corporation to the exclusion of the holders of the Common Stock) and on all other matters submitted to a vote of shareholders generally and each holder thereof shall be entitled to one vote for each share of such Common Stock held by such holder.

     Section 4. Common Stock.

     (a)  Dividends. The holder of each share of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock. No dividends other than dividends payable only in shares of Common Stock shall be paid on the Common Stock if cash dividends in full to which all outstanding shares of the Preferred Stock shall then be entitled for the then current dividend period and where such dividends are cumulative for all past dividend periods shall not have been paid or been declared and set apart for payment, as provided in Section 2 of this Article FOURTH.

     (b)  Rights of Common Stock on Dissolution, Liquidation, etc. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, and the amounts to which the holders of the Preferred Stock shall be entitled, to share equally in the remaining net assets of the Corporation.

     (c)  Reservation of Common Stock. The Corporation shall at all times reserve and hold available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion or exchange of the shares of the Preferred Stock the full number of shares of Common Stock then deliverable upon conversion or exchange of all shares of Preferred Stock at the time outstanding.

     Section 5. Issue of and Consideration for Capital Stock. The authorized but unissued shares of Common Stock may be issued for such consideration, not less than the par value thereof, as may be fixed from time to time by the Board of Directors; the authorized but unissued shares of Preferred Stock may be issued for such consideration, not less than the par value thereof, as may be fixed from time to time by the Board of Directors.

     Section 6. Negation of Equitable Interests in Shares or Rights. The Corporation shall be entitled to treat the record holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including, but without limiting the generality thereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the record holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. Any such purchaser, assignee, transferee or other person shall not be entitled to receive notice of the meeting of stockholders; to vote at such meetings; to examine a complete list of the stockholders entitled to vote at meetings; or to own, enjoy, and exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee or other person has become the record holder of such shares.

     Section 7. Preemptive Rights. No holder of any of the shares of the Preferred Stock or of the Common Stock of the Corporation shall be entitled as of right as such holder to purchase or to subscribe for any unissued stock of any class, or any additional shares of any class to be issued by reason of any increase in the authorized capital stock of the Corporation of any class, or bonds, certificates or indebtedness, debentures or other securities convertible into stock of the Corporation or carrying any right to purchase stock in any class, but any such unissued stock, or such additional authorized issue of any stock or of other securities convertible into stock or carrying any right to purchase stock, may be issued and disposed of pursuant to resolutions of the Board of Directors, to such persons, firms, corporations, or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

     FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation subject to the concurrent right of the shareholders to amend the by-laws.

     SIXTH: The books of the Corporation may be kept (subject to any applicable provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     EIGHTH: This Corporation and its officers shall have the power to do any lawful act which is necessary or proper to accomplish the purposes of its incorporation and shall have all the powers conferred upon the Corporation under the laws of the State of Delaware, whether or not specified in this Restated Certificate of Incorporation.

     NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article Nine by the stockholders of the Corporation only shall be applied prospectively, to the extent that such repeal or modification would, if applied retrospectively, adversely affect any limitation on the personal liability of a director of the Corporation existing immediately prior to such repeal or modification.

     IN WITNESS WHEREOF, said American Management Systems, Incorporated has caused this Certificate to be signed by Philip M. Giuntini, its President, and attested by Frank A. Nicolai, its Secretary, this 20th day of June, 1995.

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

By: /s/ PHILIP M. GIUNTINI

Philip M. Giuntini President

ATTEST:

By: /s/ FRANK A. NICOLAI

Frank A. Nicolai
Secretary